EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
(dollars in thousands)	2009	2010	2011	2012	2013	2013	2014
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245	$31,941	$160,154
Fixed charges	104,824	134,905	290,240	359,947	460,918	216,564	243,223
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)	(2,992)	(3,305)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142	4,731	1,980
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770	774	1,502
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375	$251,018	$403,554

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360	$218,303	$241,898
Capitalized interest	41,170	20,792	13,164	9,777	6,700	2,992	3,305
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)	(4,731)	(1,980)
Fixed charges	$104,824	$134,905	$290,240	$359,947	$460,918	$216,564	$243,223

Consolidated ratio of earnings to fixed charges	1.70	1.19	1.41	1.53	1.23	1.16	1.66

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,612	$32,976	$112,203	$185,912	$102,245	$31,941	$160,154
Fixed charges	104,824	134,905	290,240	359,947	460,918	216,564	243,223
Capitalized interest	(41,170)	(20,792)	(13,164)	(9,777)	(6,700)	(2,992)	(3,305)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,898	13,945	13,905	11,395	4,142	4,731	1,980
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	342	(357)	4,894	2,415	6,770	774	1,502
Earnings	$178,506	$160,677	$408,078	$549,892	$567,375	$251,018	$403,554

Fixed charges:
Interest expense(1)	$75,552	$128,058	$290,981	$361,565	$458,360	$218,303	$241,898
Capitalized interest	41,170	20,792	13,164	9,777	6,700	2,992	3,305
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,898)	(13,945)	(13,905)	(11,395)	(4,142)	(4,731)	(1,980)
Fixed charges	104,824	134,905	290,240	359,947	460,918	216,564	243,223
Preferred stock dividends	22,079	21,645	60,502	69,129	66,336	33,203	32,705
Combined fixed charges and preferred stock dividends	$126,903	$156,550	$350,742	$429,076	$527,254	$249,767	$275,928

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.41	1.03	1.16	1.28	1.08	1.01	1.46

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.